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                                                         EXHIBIT 1.A.(5)(b)(10)


[LOGO]                                 MONARCH LIFE
                                  INSURANCE COMPANY
                                  Springfield, Massachusetts 01133


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                      BENEFICIARY INSURANCE PURCHASE RIDER

This rider provides that at the death of the insured, the beneficiary of record may, upon proper written request to us, use all or part of the proceeds payable to such beneficiary under this policy to buy a Single Premium Variable Life Insurance policy issued by us, on the life of the beneficiary, without evidence of insurability if:

(a)      the beneficiary otherwise is to receive the proceeds in a single sum;

(b) a satisfactory written request is received by us within 90 days of the death of the insured while the beneficiary is alive.

Any part of the proceeds not used to buy the single premium variable life insurance policy will be paid to the beneficiary in a single sum.

The following terms apply to the new policy.

(a) Its issue date and policy date will be the date the written request is received by us or, in the case where proceeds have been paid to the beneficiary, the date we receive the premium.

(b) Its face amount will be based on the standard-medical premium rates which we are using for policies being issued on its policy date for the sex and attained age at nearest birthday of the beneficiary. The premium will be lower than for a new issue to reflect that no sales load will be charged.





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(c)      The face amount of the policy may not exceed the proceeds plus the smaller of (i) 50% of such proceeds and (ii) $250,000.

(d) Its Suicide, Exclusion and Incontestability provisions will start on its issue date.

The new policy may include a Single Premium Term Insurance Rider subject to any evidence of insurability we may require and our rules as to issue age and amount.

Termination

This rider will cease to be in force

(a)      upon written request by the owner, while the insured is living;

(b)      90 days after the death of the insured; or

(c)      in any other way the policy may provide.

This rider is part of the policy to which it is attached.






                          /s/ RAYMOND A. TERFERA            /s/  BRUCE BROWN
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                          Raymond A. Terfera                Bruce Brown
                          Secretary                         President





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